Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

I hereby consent to the inclusion in this offering statement on Form 1-A of ZQ Platforms Inc. (the “Company”), and in the offering circular forming a part thereof, of my Independent Auditor’s Report dated July 22, 2026, relating to the financial statements of the Company, which comprise the balance sheet as of July 15, 2026, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from July 10, 2026 (inception) through July 15, 2026, and the related notes to the financial statements.

I also consent to the reference to me under the heading “Experts” in the offering circular forming a part of such offering statement.

/s/ Crystal Arthur, CPA

Crystal Arthur, CPA

Ellettsville, Indiana

July 22, 2026